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                                                                                                 EXHIBIT 12

                                                        KENTUCKY POWER COMPANY
                                           Computation of Ratio of Earnings to Fixed Charges
                                                   (in thousands except ratio data)
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                                                                                                    Twelve
                                                                                                    Months
                                                              Year Ended December 31,               Ended
                                                  1996       1997       1998      1999      2000   9/30/01
Fixed Charges:
  Interest on First Mortgage Bonds . . . . . .  $14,914    $14,867    $13,936   $12,712   $ 9,503  $ 7,517
  Interest on Other Long-term Debt . . . . . .    6,446      8,597     12,188    13,525    16,367   17,112
  Interest on Short-term Debt. . . . . . . . .    2,849      3,034      2,455     2,552     3,295    2,648
  Miscellaneous Interest Charges . . . . . . .      555        559        634       869     2,523    2,730
  Estimated Interest Element in Lease Rentals.      800      1,700      1,500     1,200     1,700    1,700
       Total Fixed Charges . . . . . . . . . .  $25,564    $28,757    $30,713   $30,858   $33,388  $31,707

Earnings:
  Net Income . . . . . . . . . . . . . . . . .  $16,973    $20,746    $21,676   $25,430   $20,763  $18,630
  Plus Federal Income Taxes. . . . . . . . . .    5,119      9,415      9,785    12,993    17,884   16,755
  Plus State Income Taxes. . . . . . . . . . .      598      2,190      2,096     2,784     2,457    3,918
  Plus Fixed Charges (as above). . . . . . . .   25,564     28,757     30,713    30,858    33,388   31,707
       Total Earnings. . . . . . . . . . . . .  $48,254    $61,108    $64,270   $72,065   $74,492  $71,010

Ratio of Earnings to Fixed Charges . . . . . .     1.88       2.12       2.09      2.33      2.23     2.23
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